LAW OFFICES OF
                             DECHERT PRICE & RHOADS

                              1500 K STREET, N.W.
                           WASHINGTON, DC 20005-1208

                           TELEPHONE: (202) 626-3300
                              FAX: (202) 626-3334





                                                 December 3, 1997


Templeton Growth Fund, Inc.
500 E. Broward Boulevard
Suite 2100
Ft. Lauderdale, FL 33394


Dear Sirs:

     As counsel for Templeton Growth Fund, Inc. (the "Fund"), we are familar with the Fund's registration under the Investment Company Act of 1940 and with the registration statement relating to its Common Shares (the "Shares") under the Securities Act of 1933 (File No. 33-9981) (the "Registration Statement"). We also have examined such other corporate records, agreements, documents and instruments as we deemed appropriate.

    Based upon the foregoing, it is our opinion that the Shares registered pursuant to the Fund's Registration Statement will, when sold at the public offering price and delivered by the Fund against receipt of the net asset value of the Shares in accordance with the terms of the Registration Statement and the requirements of applicable law, have been duly and validly authorized, legally and validly issued, and fully paid and non-assessable.

     We consent to the filing of this opinion in connection with Post-Effective Amendment No. 16 which is filed under the Investment Company Act of 1940 on behalf of the Fund with the Securities and Exchange Commission.


                                             Very truly yours,

                                             /s/DECHERT PRICE & RHOADS
                                             Dechert Price & Rhoads